EXHIBIT 10.17
Contract No. 20030307

 Offset Printing Machine Assembly Line

Design Research and Development Contract

Client (Party A): DuoYuan Digital Printing Technology Industry (China) Co., Ltd.

Designer (Party B): Beijing Printing Machinery Research Institute

DuoYuan Digital Printing Technology Industry (China) Co., Ltd (“Party A” hereinafter) engages Beijing Printing Machinery Research Institute (“Party B” hereinafter) to undertake the design, manufacturing, installation and commissioning of all components (including mechanical, electrical and hydraulic components) of the offset printing machine assembly line (the “Line” hereinafter) of Party A until the entire line meets the design requirements and starts normal operation, and the design of special structures throughout the Line. Both parties hereby enter into this contract (the “Contract”) on the basis of full negotiation.

I. Content of Contract

1 Key Technical Parameters of the Line

	Item Description	Unit	Data
1	Assembly platform top surface size	mm	1950X1200
2	pitch of assembly platform	mm	2000
3	Elevation of assembly platform	mm	+400
4	Moving speed of vertical transfer vehicle of conveying vehicle and empty platform	m/min	maximum: 25, or 20 for conveying vehicle with frequency adjustable between 2.5¢25
5	Number of assembly working positions	Position	32 positions for each line
6	Per-position assembly time	min
7	Foundation dimensions and equipment weight		See Attachment 1.
8	Number of assembly platforms throughout the Line	Platform	130
9	Carrying weight of assembly platform	t	8
10	Pump station: pump flow Accumulator capacity Rated pressure	l/min l Mpa	~65 ~3 12.5
11	Capacity of electrical installations throughout the Line: electromotor of oil pump Online conveying vehicle Offline conveying vehicle Vertical transfer vehicle Total	Kw Kw Kw Kw Kw	15 1.5x2=3 3.0x2=6 1.5x1=1.5 25.5

2 List of Equipment Supplies for the Line

SN	Description	Quantity	Price
1	Assembly platform	130	Purchased by Party A
2	Online conveying vehicle (dual working positions)	1
3	Offline conveying vehicle (dual working positions)	1
4	Vertical transfer vehicle (single working position)	1
5	Driving push rod of assembly line	4
6	Buffer push rod of assembly line	4
7	Empty vehicle return push rod (1)	1
8	Empty vehicle return push rod (2)	1
9	spotting device	5 pieces
10	Dead load bucket body	4 pieces
11	Conveying vehicle track system	2 sets
12	Vertical transfer vehicle track system	1 set
13	Assembly platform track system	4 sets
14	Power supply system of safety contact	3 sets
15	Hydraulic station	1 set
16	Hydraulic pipeline system	1 set
17	Electric control system	1 set
18	Assembly running-in	8 sets

3 Installation and Commissioning

Party B shall be responsible for installation and commissioning of the Line. Party A shall send representatives to the site to provide coordination. When all equipments in satisfaction with the design requirements arrive at the plant where they are to be installed, both parties shall identify integrity of the equipments. Party B shall start installation and commissioning after Party A makes available all installation conditions. The installation and commissioning work shall cover the installation and commissioning of all equipments throughout the Line, the installation of electrical and hydraulic pipelines and lines, the making of steel structures, etc. Party A shall provide the water, electricity, gas supplies and vehicles in its plant to Party B for its use for free.

4 Confirmation of Drawings

In order to ensure acceptance of the design intention by both parties, they shall confirm general drawings of all equipments and of the Line as well as hydraulic skeleton drawings and the complete set of electrical control drawings, and then start equipment manufacturing. Party B shall invite Party A to Luoyang to fulfill the work. In order to guarantee progress, the confirmation shall be done in three stages depending on the cycle of equipment manufacturing.

5 Training of Personnel

Party B shall be responsible for providing the user with one week’s technical training in order to enable its technical personnel and operators to understand the Line’s mechanical and electrical control principles and to master operating and repair skills.

6 Acceptance inspection of the Line

Party A shall organize units concerned to participate in the acceptance inspection of the entire Line. Both parties shall work together to jointly fulfill the acceptance inspection.

After end of unloaded commissioning by Party B, Party A shall organize trial production within 7 days in order to facilitate loaded run-in. After Party B lodges inspection request, Party A shall organize the acceptance inspection within one week. The production line shall be deemed as generally passing the inspection to the extent that it has run normally for three days with all technical indices meeting the design requirements and with a failure rate of not more than 5% (based on time of failure-induced stoppages). The Line shall not be brought into use before receiving the inspection, or otherwise it shall be deemed as having passed the inspection after it has been put in service for more than 30 days in cumulative, in which case Party A shall assume any and all consequences thereof.

7 Party A shall bear the following tasks and expenses:

1 Installation and commissioning of the power, gas and water supplies used.

2 Installation and commissioning of the hydraulic oil used, use of in-plant vehicles during installation.

3) Civil engineering and costs thereof (including pre-burying of steel sheets).

8 Accompanying Technical Documents and Documented Correspondence between Both Parties

1 Party B shall provide Party A with 5 sets of free-of-charge repair and use instructions of the Line, assembly drawings of all equipments and drawings of easily damageable parts.

2 Communications between both parties shall be made in written documents (including photocopies and faxed copies thereof) and shall not become valid unless signed by both parties’ representatives.

II. Fee Payment and Terms of Payment

The total price of the design project is RMB 1.88million (ONE MILLION EIGHT HUNDRED AND EIGHTY THOUSAND RMB YUAN ONLY).

Terms of Payment

1. Party A shall make the initial installment of progressive payment to Party B after the Contract takes effect, which is calculated at 30% of the total price and is in the amount of RMB 564000.00 (FIVE HUNDRED AND SIXTY-FOUR THOUSAND RMB YUAN ONLY).

2. Party A shall make the second installment of progressive payment to Party B after all equipments have been manufactured and both parties have jointly finished ex-works inspection but before the equipments are shipped, which is calculated at 50% of the total price and is in the amount of RMB 940000 (NINE HUNDRED AND FORTY THOUSAND RMB YUAN ONLY).

3. Party A shall make the third installment of progressive payment to Party B after the Line has been completed commissioned and passed inspection, and after both parties have simultaneously signed the inspection conformity certificate, which is calculated at 15% of the total price and is in the amount of RMB 282000 (TWO HUNDRED AND EIGHTY-TWO RMB YUAN ONLY).

4. The rest portion shall be paid as quality warranty deposit after expiration of the quality warranty period, which is calculated at 5% of the total price and is in the amount of RMB 94000 (NINETY-FOUR THOUSAND RMB YUAN ONLY).

III. Commissioning, Trial Run and Acceptance Inspection

1. The contract equipment shall receive commissioning after completion of installation and all equipment defects occurring during the commissioning shall be solved as quickly as possible, which shall take not more than one month, or otherwise it shall be deemed as delay in the fulfillment of the time limit for the Project.

2. Performance acceptance test shall be done after one week of non-stop and stable running in aggregate based on 8 hours per shift, which test shall be handled by the demander and attended by the supplier. After completion of the performance acceptance test, if the contract equipment reaches all performance assurance indicators set forth in the Contract (Attachment 1), the demander shall sign within 5 working days the preliminary acceptance certificate of the contract equipment in 2 identical copies to be countersigned by the supplier, of which each party will respectively holds one. In the event that the contract equipment fails to meet one or more assurance indicators set forth in Attachment 1 hereto, Sub-clause 7 of Article XI shall apply.

3. On the precondition of not affecting safe and reliable running of the contract equipment, the supplier shall repair minor defects, if any, within the time mutually determined by both parties and on a free-of-charge basis and the demander may agree to sign the preliminary acceptance certificate.

4. If the first performance acceptance test fails to meet one or more performance assurance indicators specified in Attachment 1 hereto, both parties shall jointly analyze reasons and identify the responsible party, which party shall take measures, and the second acceptance test shall be conducted within half month after completion of the first test.

5. If the equipment still fails to meet one or more performance assurance indicators specified in Attachment 1 hereto as found in the second performance acceptance test, both parties shall jointly analyze reasons and identify responsibility.

6. The demander will issue the final acceptance certificate as per Sub-clause 5.4 within 7 working days after the period from the issuing date of the preliminary acceptance certificate to its one-year anniversary and completion of compensation claim, regardless the performance acceptance test has been conducted for one or two times.

7. The preliminary acceptance certificate issued by the demander solely proves that the performance and parameters of the contract equipment from the supplier can be accepted pursuant to the contractual requirements as of the time of issuance of said certificate, but shall not be deemed as the evidence of relieving the supplier from the responsibility for potential defects of the contract equipment that may cause damages of the equipment and similarly, the final acceptance certificate shall also not be considered as such evidence. Potential defects refer to hidden problems of the contract equipment that cannot be normally found in the course of manufacturing and the supplier’s responsibility for correcting the defects shall be assured to last for the duration from end of the one-year warranty period to the first overhaul (which duration is normally one year). When such a potential defect is found (confirmed by both parties), the supplier shall provide free-of-charge repair or replacement.

IV. Progress Rate

1. Party B shall deliver equipment drawings within one and a half month after the Contract takes effect. All key pieces of equipment shall arrive at the plant in four and a half month and the time limit for completion of the entire Project shall be five and a half month from effectiveness of the Contract.

2. Party B must finish civil engineering of the shop and make all installation conditions available within four months after the Contract becomes effectiveness, or otherwise the time limit for the Project shall be extended accordingly.

V. Warranties and Claims

1. The warranty period is normally one year from signing of the final acceptance certificate of the contract equipment.

2. The supplier warrants that the contract equipment it supplies is brand new and of advanced and mature technological level, and that all equipment models selected meet the requirement for safe, reliable and economic operation and easy maintainability. The supplier undertakes that the technical documents delivered pursuant to Attachment 2 hereto are complete, consistent, correct and accurate and are able to meet the design, installation, commissioning, operating and repair requirements of the contract equipment.

3. The supplier shall pay penalty in the event of failure to meet one or more assurance indicators set forth in Attachment 1 hereto due to the supplier’s reason after 3 occasions of acceptance tests.

4. If any material defect (failure to meet performance requirements, etc.) attributed to the supplier’s reason is found within the warranty period of the contract equipment, the warranty period will be re-started as one year from correction of the defect or replacement of the defective part.

5. In the event of the supplier’s delivery delay lasting for more than 7 days, the supplier shall pay 5‰ of the total design fee payable as penalty against each delayed day. The penalty will be deducted from the price of the equipment and shall not relieve the supplier from the obligation to further proceed with the delivery as per the Contract.

6. In the event of a delay in delivering critical technical documents of material impacts as confirmed by both parties that is identified to result from the supplier’s reason, the supplier shall pay RMB 5,000.00 per document as penalty against each week of the delay.

7. The sum of penalties assumed by the supplier in connection with the contract equipment, either for a single default or aggregately for more than one defaults, shall not exceed 10% of the total price of the contract equipment.

8. The supplier’s payment of penalty against late delivery shall not relieve it from the appropriate obligations set forth herein.

9. In the event that the demander (the user) rejects the contract equipment and refuses to pay the price thereof without due cause, it shall pay penalty to the supplier at thirty percent of the total price of the equipment.

10. If the demander fails to pay the price of the contract price within 5 working days after satisfaction of payment conditions and receipt of the inspection conformity report, it shall pay penalty to the supplier at 5‰ of the outstanding sum. The aggregate amount of penalties against late payment for each set of contract equipment shall not exceed 5% of the set’s total price.

VI. Taxes

1. The supplier shall bear the taxes it is supposed to pay in connection with the Contract in accordance with applicable taxation laws, regulations and requirements of the State.

VII. Warranty Period and After-sale Service

Party B undertakes to provide one year’s quality warranty for all equipments effective from the date of their being brought into use. If problems occur in the course of use that are attributed to the reason of Party B, it shall solve them in a timely manner and shall reach the site within 24 hours if the problems have to be settled on the site, or it shall also provide active assistance in settling the problems when they are due to the reason of Party A. (If equipment installation and commissioning is prevented due to the reason of Party A, the quality warranty period shall be extended to up to 18 months from the arrival date of key equipment).

VIII. Responsibilities of Both Parties

1. Party A undertakes to put the drawings, documents and software from Party B into its internal use only and not to disseminate them to third parties.

2. Party A shall provide board and lodging convenience to the personnel of Party B and Party B shall independently cover the cost thereof.

3. Party A shall take charge of on-site security in order to prevent unnecessary losses.

4. Party B shall be responsible for clarifying civil engineering drawings and if on-site clarification is needed, it shall be done within one week.

IX. Additional Provisions

1.	The Contract shall take effect after signed and affixed with common seals by both parties’ representatives.

2.	The Contract is made in six identical copies, with each party holding three, all enjoying the same effectiveness.

3.
Both parties shall consult with each other in a friendly and cooperative manner and in accordance with the Contract Law to settle issues unexhausted herein and situations of delays of the Project caused by force majeure events. The resulting supplementary agreements shall enjoy the same effectiveness as the Contract.

4.
Attachments: The attachments to the Contract are the original technical terms and conditions required in the design and the fundamental basis of inspection and acceptance of equipments and the Line, and shall constitute an important part of the Contract.

5.	Term of Validity: The Contract shall remain valid until expiration of the equipment warranty period, and shall automatically lapse after payment of the quality warranty deposit.

Party A:

/s/ DuoYuan Digital Printing Technology Industry (China) Co., Ltd. (stamp)

Legal Representative: see the company's stamp

Authorized Representative: Li Juanjuan

Address: #3 Jinyuan Road, Daxing Industrial Development Zone, Daxing District, Beijing

Postcode: 102600

Party B:

/s/ Beijing Printing Machinery Research Institute (stamp)

Legal Representative: see the company's stamp

Authorized Representative: Zhang Haiyan

Address: #5 Zaojiajienanli, Fengtai District, Beijing

Postcode: 100071

Date: March 11, 2002